Exhibit 4.11

PRIVATE & CONFIDENTIAL	EXECUTION VERSION
Dated: 30th September 2010
TEEKAY TANKERS HOLDINGS LIMITED
and
KRISS INVESTMENTS COMPANY
and
HIGH-Q INVESTMENT LIMITED
SHAREHOLDERS AGREEMENT

TABLE OF CONTENTS

1. DEFINITIONS	4
2. OBJECTIVES	8
3. SHARES	9
4. FINANCING	10
5. THE SHIPBUILDING CONTRACT	13
6. DIRECTORS, MANAGEMENT, SIGNING AUTHORITIES	13
7. GENERAL MEETINGS	16
8. OFFICE	17
9. ACCOUNTS AND AUDITORS	18
10. MANAGEMENT	20
11. DISTRIBUTION OF SURPLUS	21
12. CO-OPERATION AND CONFIDENTIALITY	23
13. TRANSFER OF SHARES	24
14. DEADLOCK	27
15. DEFAULT	28
16. SHARE DISPOSITIONS	32
17. MATTERS REQUIRING SHAREHOLDERS’ APPROVAL	33
18. SALE OR DISPOSAL OF VESSEL	36
19. TERMINATION	37
20. NOTICES	37
21. COSTS AND EXPENSES	38
22. NATURE AND PREVALENCE OF AGREEMENT	38
23. SUCCESSORS AND ASSIGNS	39
24. LAW AND JURISDICTION	39
25. REPRESENTATIONS AND WARRANTIES	40
26. COMPLETION	41

FIRST SCHEDULE	Technical Management Agreement
SECOND SCHEDULE	Commercial Management Agreement
THIRD SCHEDULE	Supervision Agreement
FOURTH SCHEDULE	Shipbuilding Contract
FIFTH SCHEDULE	Shareholder Loan Agreement
SIXTH SCHEDULE	Charterparty Agreement

THIS AGREEMENT is made as of the 30th day of September, 2010 BETWEEN:
(1)	TEEKAY TANKERS HOLDINGS LIMITED, a Marshall Islands corporation, of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (“Teekay “);
(2)	KRISS INVESTMENTS COMPANY, a Liberian corporation, of 80 Broad Street, Monrovia, the Republic of Liberia (“Kriss”);
(3)	HIGH-Q INVESTMENTS LIMITED, a Hong Kong corporation of Room 2103, 21st Floor, Shanghai Industrial Investment Building, 48-62 Hennessy Road, Wanchai, Hong Kong (the “Company”)
WHEREAS:-
(A)
The Company was incorporated with limited liability under the laws of Hong Kong on 26th day of June 2009. At the time of its incorporation, the Company had an authorised share capital of HK$ 10,000 divided into 10,000 Shares (as defined in Clause 1.1 below) of a single class each with a par value of HK$1.00 each of which one Share was issued to and fully paid for by Kriss; and

(B)
On 30th September 2010, the Company issued one additional Share to Teekay whereupon Kriss and Teekay each hold one Share of the Company, each accounting for 50% of the entire issued share capital of the Company; and

(C)	The Company as buyer has entered into a Shipbuilding Contract (as defined in Clause 1.1 below); and
(D)	The parties hereto desire to enter into this Agreement for the purposes of regulating their relationship with each other and certain aspects of the affairs of and their dealings with the Company; and

(E)	The Company has agreed with the Shareholders that it will comply with the terms and conditions of this Agreement insofar as they relate to the Company and to the extent permitted by law.
NOW IT IS HEREBY AGREED as follows:
1.	DEFINITIONS
1.1.	In this Agreement, unless the context otherwise requires:-
“Articles” means the Articles of Association of the Company as amended, supplemented or restated from time to time;
“Associate” means in respect of any specified person, means a person that directly or indirectly controls, is controlled by or is under common control with such specified person;
“Board” means the board of Directors from time to time;
“Builder” means Shanghai Jiangnan-Changxing Shipbuilding Co., Ltd organized and existing under the laws of the People’s Republic of China;
“Buyer” means the Company;
“Charterparty” means the Charterparty dated 15th September 2010 made between the Company and Dalian Ocean Shipping Co., a copy of which is set out in the Sixth Schedule;
“Commercial Management Agreement” is the agreement for voyage management post-Charterparty fixture to be substantially in the form of the Second Schedule;

“Completion of the Transaction Documents” means the execution of the Transaction Documents;
“Delivery Date” means the date upon which the Vessel is to be delivered to the Company pursuant to the Shipbuilding Contract;
“Directors” means the directors of the Company from time to time;
“Effective Date” means the date upon which this Agreement will come into effect being the date of this Agreement or such other date as the parties may agree;
“Lenders” or Lender” means the bank or financial institution or syndicate of banks or other financial institutions which will provide funds to the Company to assist the Company to purchase the Vessel and finance pre-delivery expenses in part;
“Loan” means the loan which the Lenders are to make available to the Company for the purpose of assisting the Company to finance the acquisition of the Vessel or, if the context so requires, the amount thereof for the time being outstanding;
“Loan Agreement” means the Loan Agreement to be entered into between the Company and the Lenders in respect of the Loan upon such terms as may be agreed between the Company and the Lenders (subject as provided herein);
“Purchase Price” means the price for the Vessel to be paid by the Company to the Seller pursuant to the terms of the Shipbuilding Contract being the sum of USD 98 million as it may be adjusted as provided in the Shipbuilding Contract or otherwise;
“Security Documents” means the Loan Agreement and any documents required to secure the Company’s obligations under the Loan Agreement and as will be more particularly defined in the Loan Agreement and in Clause 4;

“Seller” means China Shipbuilding Trading Co., Ltd and Shanghai Jiangnan-Changxing Shipbuilding Co., Ltd collectively.
“Share” and “Shares” means the registered shares in the capital of the Company as more particularly described in Clause 3;
“Shareholder” and “Shareholders” mean Kriss and Teekay or either of them or their permitted assigns or successors (and also includes, but without limitation, any party executing an acknowledgement under seal to be bound by all the terms and provisions of this Agreement);
“Shareholder Loan” means a loan by a Shareholder to the Company and “Shareholder Loans” means all or any of such loans and the agreement in respect of such loans shall be in the form of the Fifth Schedule;
“Shipbuilding Contract” means the contract dated 12th September 2010 made between the Seller and the Company for the construction, completion and acquisition of the Vessel a copy of which is set out in the Fourth Schedule;
“Supervision Agreement” means the Supervision Agreement dated 2nd September 2010 made between the Supervisor and the Company with regard to the supervision of the construction trials and completion of the Vessel, a copy of which is set out in the Third Schedule;
“Supervisor” means Venture Shipping (Managers) Limited, a Bahamian corporation with its address at Mareva House, 4 George Street, Nassau, the Bahamas;
“Technical Management Agreement” means the Technical Management Agreement dated 29th September 2010 made between the Technical Manager and the Company in respect of the Vessel, a copy of which is set out in the First Schedule;
“Technical Manager” means Venture Shipping (Managers) Limited, a Bahamian corporation with its address at Mareva House, 4 George Street, Nassau, the Bahamas, as manager of the Vessel or Venture Maritime Limited of Palm Grove House, PO Box 438, Road Town, Tortola, Brithish Virgin Islands or any person appointed in the place of the said company;
“Transaction Documents” means the Charterparty, the Shipbuilding Contract, the Technical Management Agreement and the Supervision Agreement;
“United States Dollars” and the symbol “USD” means the lawful currency of the United States of America;
“Vessel” means the approximately 319,000 Metric Tons Deadweight Crude Oil Tanker having Hull number No. H1250 to be built by the Builder for the Company which upon delivery to the Company is to be registered under Hong Kong or such other flag as may be decided otherwise and with a name as the Company may decide; and
“Vessel Expenses” has the meaning ascribed in Clause 11.2 hereof.
1.2.	Clause headings in this Agreement and the table of contents are for convenience only and have no legal effect;
1.3.
In this Agreement references to Clauses and Exhibits are to clauses of and exhibits to this Agreement and, unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing one gender include both and references to persons include bodies corporate and unincorporated.

1.4.	“This Agreement” shall mean this Agreement as amended, varied or restated from time to time.
2.	CONDITIONS; OBJECTIVES AND BUSINESS
2.1	The Company is to build the Vessel for delivery on or before 26th November 2013 subject to the terms and upon the conditions of the Shipbuilding Contract.
2.2	The Company shall have as its sole business, the acquisition, ownership, chartering, operation and eventual disposal of the Vessel.
2.3	The Company shall acquire the Vessel from the Builder upon the terms and conditions set forth in the Shipbuilding Contract and for the Purchase Price.
2.4
Day to day management of the Vessel, after delivery, including but not limited to matters such as manning, maintenance and repair, insurance cover and other necessary works regarding the Vessel’s operation subject to a most competitive quote shall be delegated by the Company to the Technical Manager pursuant to the Technical Management Agreement.

2.5
Supervision of the construction, trials and delivery of the Vessel shall be delegated by the Company to the Supervisor pursuant to the Supervision Agreement. Teekay shall be entitled to send its own representative to the Builder’s yard at its own expense, as observer only and without remuneration.

2.6
The Company and the Shareholders shall use their best endeavours to obtain financing from Lenders for the purchase price of the Vessel to be advanced in accordance with the terms of the Loan Agreement.

2.7	This Agreement and the obligations of the parties hereunder shall only become effective upon the fulfilment of Clause 26, SAVE AND EXCEPT THAT this

Clause and Clauses 24 and 25 shall become effective immediately from the date of this Agreement.
3.	SHAREHOLDING AND CAPITAL CONTRIBUTION
3.1.	The Company is a corporation incorporated under the laws of Hong Kong with an authorised capital of 10,000 shares of nominal value HK$ 1.00 each.
3.2	As at the date of this Agreement, two (2) Shares have been issued by the Company and fully paid for a consideration of HK$ 1.00 per Share.
3.3	The Shareholders Loans will be advanced by the Shareholders in amounts and at times to be determined by the Board provided that:
(i)
the funds required by the Company to fund the payment of the pre-delivery instalments of the Purchase Price under the Shipbuilding Contract shall, to the extent that the same are not financed by the Lenders be, provided by the Shareholders;

(ii)
the amount to be provided by each Shareholder shall be such proportion of the aggregate amount then required by the Company as is equal to the proportionate shareholding held by that Shareholder in the Company;

(iii)
the terms and conditions of the Shareholders Loans (in particular but not limited to the amount of such Shareholder Loan and date of advancement of such loan by the Shareholder) must be agreed by that Shareholder in advance; and

(iv)	each party will make payment by a telex or telegraphic transfer to such bank as the Board shall direct.

3.4	Each Shareholder confirms and undertakes that it will hold its Share as the registered and beneficial holder at all times subject to and upon the terms and conditions of this Agreement.
4	FINANCING
4.1	The parties hereby acknowledge:
(a)
that it is intended that a portion of the Purchase Price and of the pre-delivery costs for the Vessel will be financed by the Lenders upon and subject to the terms and conditions of the Loan Agreement and the Security Documents, which terms and conditions are expected to include, but not be limited to, a requirement that there be a first mortgage on the Vessel, the earnings, requisition compensation and insurances of the Vessel and, if required by the Lenders, a guarantee from the Shareholders in proportion to their respective shareholding in the Company, and by funds provided by the Shareholders by way of loan to the Company in proportion to their respective Shareholdings in the Company;

(b)
that it is hereby agreed that if a guarantee is required by the Lender from the Shareholders of the Company in respect of the Loan, then it will be contributed on the basis that Kriss or an Associate or a holding company of Kriss provides a guarantee of 50% of the liability of the Company and that Teekay or an Associate or a holding company of Teekay provides a guarantee of 50% of the liability of the Company; and

(c)	that the Shareholders will endeavour to arrange that up to 70% of the Purchase Price will be financed by way of the Loan on the best available terms.

4.2
The parties shall each be at liberty at any time to propose refinancing from time to time of the Loan or any agreed refinancing thereof and any such refinanced loan shall be treated mutatis mutandis as if it were the Loan referred to herein. Before any commitment to such refinancing is made the approval of all of the Shareholders to the terms thereof shall be obtained.

4.3
The Company shall generally seek to meet its liabilities and obligations from its own funds or from funds advanced to the Company by third parties, without recourse to loans, guarantees or other support provided by the Shareholders or any of their Associates.

In the event that the Company is unable to finance any shortfall in the funding available to the Company and/or to meet any cost overrun in the Vessel Expenses and/or to provide working capital for the Company and the Vessel from its own resources or from third parties, the Shareholders may agree to advance all such moneys as may be required by the Company, and the advances will be made in proportion to their respective shareholdings in the Company. Any additional funds provided by the Shareholders under this Clause 4.3 shall be or shall be deemed to have been provided to the Company as Shareholders Loans, unless the Shareholders otherwise agree.
4.4
The obligations of the Company in respect of any Shareholders Loans shall be subordinated to the obligations of the Company in respect of the Loan and of the Company to reimburse and indemnify the Shareholders in respect of any payment made under any guarantee of the obligation of the Company, whether to the Lender or to the Builder.

4.5	The Shareholders agree that:
(a)	if the Company needs funds to enable it to repay principal or pay interest in respect of the Loan or any expenses incurred in operating the Vessel or for working capital, and the Shareholders have agreed to make Shareholders Loans available, the Shareholders Loans will be made to the Company by each Shareholder in the proportions described in Clauses 3.3 and 4.3 not later than the day on which banks are open for business in New York City immediately preceding the date upon which such repayment or payment is due;
(b)
if a Shareholder fails to make a Shareholders Loan within 7 days after it falls due in the amount or at the time specified pursuant to Clause 4.5 (a) for the making of such Shareholders Loan, then, without prejudice to any other rights of the other Shareholder, the other Shareholder may advance the amount in question to the Company, on behalf of the defaulting Shareholder (and the amount in question shall be deemed to be a debt due from the defaulting Shareholder to the Shareholder who made the additional funds available). Such Shareholder shall be entitled to recover the amount so advanced from the defaulting Shareholder as a debt repayable upon demand together with interest thereon at the rate of two per cent (2%) per month (both before and after judgment) from the date of such advance to the date of actual payment, together with all accrued interest. For the avoidance of doubt such interest shall be payable only by the defaulting Shareholder and not by the Company.

4.6
In the event that there is dispute as to the amount of Shareholder Loan, if required by a Shareholder, the auditors for the time being of the Company shall, at the expense of the Company, certify what the financial or capital requirements of the Company are at any particular time and the decision of the auditors as to the amount required in respect of Shareholders Loans shall be final and binding on the Shareholders.

4.7	Subject to Clause 3.3, Clause 4.5 and Clause 11, all Shareholders Loans shall be interest free and shall be repayable on demand, provided that repayment thereof in whole or in part shall only be made out of funds available to the Company which are not required for the repayment of principal or the payment of interest in respect of the Loan or any expenses incurred in operating the Vessel and Clause 4.6 shall apply to the determination of such requirement.
4.8
Subject to the requirements of the Loan Agreement and the Security Documents and subject to Clause 11, unless otherwise agreed by all Shareholders, no dividend shall be payable by the Company unless and until all Shareholders Loans for the time being outstanding have been repaid in full.

4.9
Subject to Clause 11, no Shareholder shall demand or accept any repayment of a Shareholders Loan in whole or in part unless the other Shareholders who have also made Shareholders Loans available shall have first agreed in writing. In the event of any repayment in whole or in part of any Shareholders Loan, the Company shall at the same time make a repayment of the Shareholders Loan owing to the other Shareholders, which repayment shall be in proportion to the amounts repaid of all other Shareholders Loans if the repayment is of part only of the Shareholders Loans. However the Company shall repay first the Shareholders Loan advanced under clause 4.6(b) to the Shareholder who the made the advance plus interest.

5	THE SHIPBUILDING CONTRACT
5.1	It is hereby agreed that the Vessel shall upon delivery by the Builder pursuant to the Shipbuilding Contract and acceptance by the Company forthwith enter service under the Charterparty.
6	DIRECTORS, MANAGEMENT, SIGNING AUTHORITIES
6.1
From the date upon which it becomes a Shareholder, Teekay shall have the right to nominate and maintain up to two (2) Directors (the “Teekay Directors”) and remove the same and Kriss shall have the right to nominate and maintain up to two

(2) Directors (the “Kriss Directors”) and remove the same. The Shareholders shall procure the election of these and of each replacement or additional Director from time to time nominated by each of the Shareholders. The majority of the directors shall not be resident in a country (including but not limited to Canada and the U.K.) that determines corporate residency for tax purposes by using central management and control, or similar tests.
6.2	Any increase in the number of Directors must be agreed by all of the Shareholders. Unless otherwise agreed by all of the Shareholders, the total number of Directors shall be four (4).
6.3
To comply with mandatory requirements of the laws of Hong Kong or any other applicable jurisdiction, the number of directors appointed by each Shareholder shall be such that at least one such Director will be appointed by each Shareholder and will be the nominee of such Shareholder for all purposes.

6.4
Any Director may appoint another individual as his alternate to represent him at any meetings of the Board which he is unable to attend, provided that his appointment of an alternate is approved in writing by the Shareholder nominating such Director.

6.5	The Chairman of the Company shall not have a second or casting vote whether at meetings of Directors or of Shareholders.
6.6
Subject clause 14.1(b), no decision or action shall be taken and no resolution passed by the Board unless the same shall be approved by not less than the majority of the Directors present at such meeting and entitled to vote, always provided a quorum of the Board is present and acting throughout the meeting concerned.

6.7
Any Director or officer of the Company may convene a meeting of the Board at any time provided that each Director is given at least twenty one (21) days notice of the time, date, place and agenda of such meeting, unless all Directors have agreed to waive such notice or accept short notice of such meeting.

6.8
All Directors’ meetings shall be held in Hong Kong unless consented to specifically by the Shareholders. No Directors’ meeting shall be held in Canada and any Directors’ meeting purported to be convened or held in Canada shall be void and of no effect and any action taken at any such purported meeting shall be without force or effect.

6.9	The quorum for meetings of the Board shall be two (2) Directors for the time being of the Company provided that both one (1) Teekay Director and one (1) Kriss Director shall be present.
6.10	Minutes of each meeting of the Board shall be sent by the Chairman to each Director and his alternate (if any) as soon as practicable after the holding of such meeting.
6.11
A resolution in writing or by cable, telex or telecopier signed or approved by cable, telex or telecopier by all the Directors shall be as valid and effectual as if it had been duly passed at a meeting of the Board duly convened and held. Any such resolution may consist of several documents in like form each signed by one or more Directors.

6.12
The Company shall appoint such bankers in Hong Kong, New York City, and elsewhere as may be decided from time to time by the Board and there shall be no change in such appointment without the approval of the Board.

6.13
All cheques, bills of exchange and other instructions given to any bank or financial institution on behalf of the Company shall require two (2) signatories, both of whom shall be persons to whom express authority has been granted by the Board.

6.14	Subject to the provisions of the Loan Agreement and the Security Documents, all earnings of the Vessel will be remitted to a bank account in the name of the Company.
6.15	The Secretary shall be such person the Board shall appoint as Secretary of the Company and need not be a Director.
6.16	Meetings of the Board may be held by conference telephone or other like telecommunications device, provided all persons can hear each other at the same time.
6.17
Wah Kwong Maritime Transport Holdings Limited will be appointed as secretary by the Company to provide all secretarial matters and to deal with day to day regulatory and statutory matters affecting the Company, including, without limitation, the making of all necessary statutory and other returns by the Company. Wah Kwong Maritime Transport Holdings Limited will be appointed as treasurer by the Company to supervise the running of the Company treasury and bank accounts together with creation and maintenance of all bookkeeping and accounting records and database, including preparation of financial statements in accordance with Clause 9 hereto, for which they shall be remunerated at USD 20,000 per year or otherwise agreed by the Board.

7	GENERAL MEETINGS
7.1
Subject to clause 14.1(b), no business shall be transacted at any Shareholders’ general meeting of the Company unless a quorum of members is present at the time when the meeting proceeds to business and continues to be present throughout the meeting. Shareholders (which consists of both Teekay and Kriss) present in person or by proxy or by their duly authorised representatives holding in aggregate not less than sixty six and two thirds per cent (66-2/3%) of the issued Shares of the

Company for the time being shall be a quorum. On a poll each Share shall carry one vote, and subject as is otherwise provided herein or as otherwise mandatorily required by the laws of Hong Kong or other applicable law, subject to Clause 17, a resolution shall only be passed if approved by a majority of not less than 2/3rds measured in number of Shares of the Shareholders present and entitled to vote.
7.2
Minutes of each general meeting of the Company shall be sent by the Chairman of such meeting to each Shareholder as soon as practicable after the holding of such meeting. The Chairman of a general meeting of the Company shall not have any vote.

7.3
A resolution in writing or by cable, telex or telecopier signed or approved by cable telex or telecopier by all Shareholders shall be as valid and effectual as if it has been duly passed at a general meeting of the Company duly convened and held. Any such resolution may consist of several documents in like form each signed or authenticated by or on behalf of one or more Shareholders.

7.4
Any director or officer of the Company or, any Shareholder may convene a general meeting of the Shareholders of the Company with advance notice of not less than 21 days being sent to the Shareholders and an annual general meeting of the Shareholders will be convened each year for the Company to receive the audited accounts and Director’s report on the affairs of the Company. At least twenty one (21) days notice shall be given to all Shareholders of the venue (including date and time) of any general meeting of the Company and of the matters for consideration at such meeting.

8	OFFICE
8.1	The registered office of the Company shall be at 2103, 21st Floor, Shanghai Industrial Investment Building, 48-62 Hennessy Road, Wanchai, Hong Kong.

8.2	The establishment of any office in any other jurisdiction shall require the written consent of the parties.
9	ACCOUNTS AND AUDITORS
9.1	Unless otherwise resolved by the Board, the financial year for the Company shall end on the 31st day of December in each year during this Agreement with the first year ending on 31st December 2011.
9.2
The accounts for the Company shall be kept in United States Dollars and shall be kept in accordance with Hong Kong Financial Reporting Standards (HKFRS). Should either of the Shareholders require additional information or reporting standards for their own purposes, the Company will assist with their instructions at the relevant Shareholder’s cost.

9.3
The auditors of the Company shall be a first class firm of certified public accountants as may be appointed at any general meeting of the Shareholders of the Company. The auditors of the Company shall, as a condition of their appointment, agree to allow the primary auditors of the Shareholders to review and rely on their audit work, where necessary.

9.4
Management accounts for the Company shall be provided to the Shareholders for the three month and year to date periods ending on 31st March, 30th June, 30th September and 31st December, commencing on 31st December, 2010 and no later than 8 business days after the end of each of these three month periods. The management accounts will consist of a statement of income, balance sheet and supplementary schedule reconciling to US GAAP (if accounts are kept in HKFRS). In addition, annual audited financial statements shall be provided to the Shareholders no later than 45 calendar days following the fiscal year ending 31st December, commencing with the period ending 31st December, 2011.

9.5
The Company shall confirm the existing budget for the subsequent three month period to the Shareholders or provide an updated forecast for the subsequent three month period no later than 4 business days after the end of the ensuing three month period as stated in Section 9.4 above.

The forecast accounts should include:
(a)	a projected profit and loss account; and
(b)	a balance sheet forecast
9.6	The Company shall submit an annual operating budget in respect of all anticipated income and expenses in respect of the Vessel for the ensuing accounting period.
The budget shall contain the following:
(a)	an operating budget (including estimated capital expenditure requirements) and balance sheet forecast;
(b)	an estimate of the working capital requirements contained in a cashflow statement, including the amount of the drydock reserve;
(c)	a projected profit and loss account;
(d)	an indication of the amount (if any) which it is considered prudent to retain out of the previous financial year’s distributable profits to meet the working capital requirements;
(e)	a report by the finance manager of the Company, which shall include an analysis of the results of the Company as shown in its annual accounts compared with the Annual Budget for the previous year;
The budget for each fiscal year should be submitted annually no later than 60 days prior to the end of the ensuing fiscal period. Any subsequent changes to the approved budget should be approved by the Shareholders and the Board. The Directors shall use reasonable endeavours to ensure that such budgets are not exceeded.

9.7	Each Shareholder shall have access to the accounting books and records of the Company at all reasonable times and shall be entitled to take and keep copies thereof.
10	MANAGEMENT
10.1	The parties hereto shall procure that the Company enters into the Loan, the Security Documents, and the Transaction Documents and fulfils the terms and conditions of all such agreements.
10.2	Criteria for selection of Technical Manager
(a)	The Company shall instruct the Technical Manager as to the required reporting criteria and method.
(b)
The Technical Manager shall ensure that throughout the validity of their appointment there shall be a valid SIRE inspection report available to Oil majors within the OCIMF SIRE system and that the Vessel remains acceptable, with no holds, with the following Oil Companies namely, Shell, BP, ExxonMobil, Chevron, ConocoPhillips, Total, and Statoil. In case the Vessel is placed on hold or considered unacceptable to two of the above Oil companies over a period of 90 days, the Company may exercise their right to transfer technical management to another provider who will be subject to these same criteria.

(c)
The Technical Manager further warrants to have submitted a management self assessment with OCIMF TMSA, that as a minimum meets all requirements of Stage 2 under all elements, except Elements 11 and 11A where the Technical Manager shall meet Stage 4 requirements. If the Company should determine that the Technical Manager has failed to meet such TMSA criteria, then the Company may exercise their right to transfer technical management to another provider who will be subject to these same criteria.

(d)
The Technical Manager shall ensure that the Vessel has no more than two vessel detentions by Port State Authorities over any one year period. In the case that the Vessel has Port State Authority detentions in excess of this limit, the Company may exercise their right to transfer technical management to another provider who will be subject to these same criteria.

11	DISTRIBUTION OF SURPLUS
11.1
Subject to the terms and conditions of the Security Documents and to Clause 4.9 and (in the case of approving dividends) to the passing of a resolution of the Shareholders at a General Meeting as described in Clause 7.1, the net cash surplus of the Company (if any) from time to time shall be distributed as follows:

(a)	First: if for any reason any payment to the Lenders has been deferred, in payment to the Lenders of the amount deferred;
(b)
Second: in and towards repayment of the Shareholders Loans by, in the case of the partial repayment of Shareholders Loans, a pro rata reduction of each Shareholders Loan, calculated by reference to the amount outstanding of each Shareholders Loan subject to clause 4.9;

(c)
Third: provided obligations under the Loan have been met in full and the Shareholders Loans have been repaid in full, in the payment of a dividend to the Shareholders in proportion to their respective shareholdings for the time being in the Company; and

(d)	Last: if the Vessel is sold and all liabilities are discharged in respect of the Vessel and the Company the balance of funds remaining will be distributed as a dividend to the Shareholders.

11.2	For the purposes of this Agreement “Net cash surplus” shall mean the gross income of the Company (including any proceeds derived from the sale of the Vessel) less:
(a)	all Vessel Expenses (For the purposes of this Agreement the expression “Vessel Expenses” shall mean:-
(i)	wages, salaries and other benefits for the officers and crew of the Vessel;
(ii)	the costs of maintenance and repairs of the Vessel;
(iii)
the costs of insurances maintained for the Vessel, as required by the Company, including loss of hire insurance and social responsibility insurance and entries with P&I Clubs and pollution protection associations;

(iv)	the provisioning and victualling of the Vessel;
(v)	the costs of lubricants and other such items; and
(vi)	all other expenses which the Company is obligated to pay pursuant to any other commercial, trading or operating liability);
(b)	any interest and financing costs;

(c)	any taxes incurred by the Company during the period;
(d)	any provision that is deemed prudent by the Board for anticipated expenditure or losses;
(e)	all principal repayments to be made in respect of the Loan Agreement during the accounting period in relation to which the net profits are calculated; and

(f)	all amounts required to be retained in accordance with the Loan Agreement.
11.3	In considering the making of any payment to Shareholders, the Shareholders shall have regard to the interests of the Company and to maintaining an adequate cash flow for the Company at all times.
11.4
Although the parties may make available advances to the Company pursuant to Clause 4, no Shareholder shall be obligated to contribute in the winding up or liquidation or receivership or if the Company has had a manager or receiver of the Company or of its assets appointed by creditors or a court of competent jurisdiction, unless otherwise required by law.

12	CO-OPERATION AND CONFIDENTIALITY
12.1	Each Shareholder agrees to:
(a)
exercise its votes at general meetings of the Company and to procure that its nominees as Directors, vote at Directors meetings to ensure the complete observance of the terms and provisions of this Agreement; and

(b)
do or procure to be done all such acts, assurances, deeds and other things including without limitation, the procuring of any necessary amendments to the Articles as may be necessary fully and effectually to carry out the terms and provisions of this Agreement.

12.2
Each Shareholder will maintain strict confidence and secrecy in respect of all information of a proprietary nature received by it directly or indirectly pursuant to this Agreement and each Shareholder will use its best endeavours to procure that its or their respective officers and affiliates, and the Company and its respective officers, employees and affiliates, will likewise maintain strict confidence and secrecy in respect of such information.
12.3
Notwithstanding the provisions of Clause 12.2, the parties shall be entitled to disclose information relating to this Agreement to their legal and taxation advisers and to their auditors and, if agreed by both parties, shall be entitled to disclose such information to the Builder and the Lenders (so far as necessary) and any other party providing finance for the construction and/or the purchase by the Company of the Vessel.

13	TRANSFER OF SHARES
13.1
No transfer of any share in the Company shall be made at all by any Shareholder unless: (i) it is made pursuant to the provisions of this Clause 13 and (ii) it involves all of the Shares in, and the whole of the Shareholder Loans held by the Shareholder in question.

13.2
A Shareholder (the “Vendor”) proposing to transfer the shares registered in its name and its Shareholder Loans shall serve notice in writing (a “Sale Notice”) on the Company that it wishes to transfer the said shares and the said Shareholder Loans (the “Sale Shares” which expression shall include the Shareholder Loans).

Such notice shall specify a price which the Vendor fixes as the fair value of the Sale Shares (including the Shareholder Loans) and shall constitute the Company as the Vendor’s agent for the sale of the Sale Shares (including the Shareholder Loans) to the other Shareholder provided it is willing and agrees (such agreement to be irrevocable) to purchase the same at the price so fixed by the Vendor in the Sale Notice or, at the other Shareholder’s option, at a price (the “Transfer Price”) fixed pursuant to Clause 15.4. A Sale Notice once given shall not be revocable except with the consent of the other Shareholder. Unless the other Shareholder shall otherwise agree, forthwith upon the service of a Sale Notice, the Company shall instruct its auditors to determine the Transfer Price in accordance with Clause 15.4.
13.3
If the Company shall notify the Vendor within 28 days after the later of the date of service of the Sale Notice or the determination of the Transfer Price (the “Acceptance Period”) that the other Shareholder has agreed to purchase the Sale Shares (including the Shareholder Loans) (such notice to specify whether the other Shareholder agrees to purchase at the price fixed by the Vendor in the Sale Notice or at the Transfer Price) the Vendor shall be bound, upon payment by the other Shareholder of the price for the Sale Shares (including the Shareholder Loans) fixed by the Vendor in the Sale Notice or, as the case may be, the Transfer Price, to transfer the Sale Shares (including the Shareholder Loans) to the other Shareholder. The other Shareholder shall be bound to pay the Vendor the price for the Sale Shares (including the Shareholder Loans) purchased by it within 14 days of the expiry of the Acceptance Period.

13.4
If during the Acceptance Period the other Shareholder declines to purchase the Sale Shares (including the Shareholder Loans), the Vendor shall be at liberty within a period of 90 days from the expiry of the Acceptance Period to sell and transfer all the Sale Shares (and the Shareholder Loans) to any person at any price provided it is not less than the price per share fixed by the Vendor in the Sale Notice or, if a Transfer Price shall have been fixed and it is lower than the price per share so fixed by the Vendor, not less than that Transfer Price.

13.5
If the Vendor, after having become bound as aforesaid, makes default in transferring the Sale Shares (including the Shareholder Loans) to the other Shareholder, the Company may receive the purchase money and the Vendor shall be deemed to have appointed any one Director or the Secretary of the Company as the agent of the Vendor to execute a transfer of the Sale Shares and the Shareholder Loans to the other Shareholder and, upon the execution of such transfer, the Company shall hold the purchase money in trust for the Vendor. The receipt of the Company for the purchase money shall be a good discharge to the other Shareholder and after the other Shareholder’s name has been entered in the register of members of the Company the validity of the proceedings shall not be questioned by any person.
13.6
All shares sold pursuant to this Clause 13 shall, subject to the Loan Agreement and the Security Documents, be transferred free from all liens, charges and encumbrances whatsoever, and (unless otherwise agreed between the transferor and the other Shareholders) with all rights and benefits attaching thereto at the date of sale.

13.7
No Shareholder shall sell, transfer, mortgage, charge or otherwise encumber or grant any other interest with respect to its Shares without the prior written consent of the other Shareholder except as expressly provided by this Agreement. The provisions of Clause 13 shall not apply to any sale of shares and Shareholder Loans by a Shareholder to another person who is a member of the same group of companies as that to which the Shareholder in question belongs, which in the case of Wah Kwong means Wah Kwong Maritime Transport Holdings Limited and any subsidiary thereof and in the case of Teekay means Teekay Corporation and any subsidiary thereof, provided that notice of such transfer is given to the other Shareholder and the purchaser of the shares and Shareholder Loans will agree to sell its shares and Shareholder Loans back to a member of the relevant group if it ceases to be a member of that group.

13.8
Notwithstanding any of the provisions of this clause 13, the rights of the parties (or any successor to any of them) hereunder are subject and subordinate to the rights of the Lenders under the Loan Agreement and the Security Documents.

14	DEADLOCK
14.1	(a)
If a meeting of the Shareholders or the Directors is convened properly by notice and either a Shareholder frustrates the holding of the Shareholders’ meeting by its failure to be present or no Director of the relevant class of Directors attends a meeting of the Board, then those present at such meeting shall fix another date for the meeting in question and shall give at least 14 days notice of such reconvened meeting to the Shareholders as well as to the Directors and of all matters for consideration at such meeting.

(b)
Subject to clause 17, the failure by the person or persons who failed to attend the original meeting to attend the re-convened meeting without reasonable cause shall entitle the Shareholder or the Directors present at the reconvened meeting to pass such resolutions regarding the matters for consideration at such meeting and to commit the Company accordingly.

14.2
If the Shareholders are unable to resolve any deadlock as to the operation of the Company such that either Shareholder elects by notice in writing given to the other Shareholder to invoke the procedure set out in this Clause 14.2, within 30 days of the receipt by the other Shareholder of such notice, each Shareholder shall deliver a sealed tender addressed to the other Shareholder for all the Shares in the Company owned by the other Shareholder and shall deposit such tender with the auditors for the time being of the Company. Upon the expiration of the said 30 days, the auditors shall in the presence of representatives of each of the Shareholders open such tenders. The auditors shall forthwith declare the highest tender and the successful tenderer shall within 14 days of the auditors’ said declaration pay the other Shareholder the amount tendered for the other Shareholder’s shares together with any other amounts due as hereinafter provided and the other Shareholder shall forthwith upon receipt of such moneys transfer to the successful tenderer all the Shares in the Company and Shareholder Loans belonging to the other Shareholder. All such tenders shall be based on the net asset value of the Company and shall take into account of the Loan, the Shareholder Loans and the value of the Vessel. Such tender shall include particulars of the basis upon which such tender has been made so as to enable the auditors to determine which is the higher of the tenders. The failure of a Shareholder to make a tender shall be deemed to be a material breach of this Agreement to which Clause 15 shall apply.
14.3
In the event that procedures referred to in this clause are invoked, the Shareholders shall cooperate to ensure that all obligations of the unsuccessful Shareholder are discharged in respect of the Company and the Vessel.

15	DEFAULT
15.1	(a)
If a Shareholder shall be in material breach of its obligations under this Agreement or if a default under the Loan Agreement or Security Documents shall occur as a result of the act or omission of a Shareholder (the Shareholder in breach or otherwise in default is called herein the “Defaulting Party”), then the other Shareholder may give notice (the “Default Notice”) of such default to the Defaulting Party.

(b)
If the Defaulting Party has not remedied the default in question within thirty (30) days of its receipt of the Default Notice then, but without prejudice to any other remedies the other Shareholder may have (including the right to recover from the Defaulting Party any moneys then due from the Defaulting Party, while giving credit for any moneys owed to the Defaulting Party by the other Shareholder), the Defaulting Party shall be deemed to have given notice to the Company and the other Shareholder effective on the last day of the said thirty (30) day period in respect of all its Shares in the Company and its Shareholder Loan offering them for sale to the other Shareholder and specifying as the fair value and consideration therefore a price of HK$ 1.00 for all its Shares and Shareholder Loans or, if higher, the Transfer Price fixed in accordance with Clause 15.4.
(c)
In such event, the Defaulting Party shall be deemed to constitute the Company as the Defaulting Party’s agent for the sale of the Sale Shares (which expression shall mean the Shares and Shareholder Loans of the Defaulting Party) to the other Shareholder.

(d)
The other Shareholder, provided it is willing and agrees, (such agreement to be irrevocable) may purchase the Sale Shares at the said price of HK$ 1.00 or, if higher, the Transfer Price fixed pursuant to Clause 15.4.

(e)
Once notice is deemed to be given as provided above the Defaulting Party may not withdraw from such sale of the Sale Shares without the consent in writing of the other Shareholder. Unless the other Shareholder shall agree a Transfer Price with the Defaulting Party or that the Defaulting Party need not sell the Sale Shares, the Company shall instruct its auditors to determine the Transfer Price.

15.2	(a)
The Company shall notify the Defaulting Party within 28 days after the later of the date upon which notice is deemed to have been given or the determination of the Transfer Price (the “Acceptance Period”) whether the other Shareholder has agreed to purchase the Sale Shares.

(b)
The Defaulting Party shall be bound, upon payment by the other Shareholder of the price of HK$ 1.00 for the Sale Shares or, as the case may be, the Transfer Price, to transfer the Sale Shares to the other Shareholder.

(c)	The other Shareholder shall be bound to pay the Defaulting Party the relevant price fixed for the Sale Shares within 14 days of the expiry of the Acceptance Period.
15.3
If a Shareholder is dissolved, goes into liquidation or appoints, or there is appointed a receiver or manager of all or a part of its assets, or there is a breach by that Shareholder of the terms of Clause 13, such Shareholder or, as the case may be, the liquidator or receiver or manager of that Shareholder shall be deemed to have given notice to the Company as described in the 15.1 (b) at a price equal to the Transfer Price. The date upon which such notice shall be deemed to be given shall be the date of the dissolution of the Shareholder or the appointment of the liquidator or receiver or manager as the case may be. A Shareholder to whom the provisions of this Clause 15.3 apply is called a “Dissolving Party” in Clause 15.4.

15.4	(a) The Transfer Price for the Sale Shares shall be the sum of:
(i)
the amount that would be realised in respect of any Shareholder Loan then owing to the Defaulting Party or Dissolving Party (minus any amounts owing by the Defaulting Party or Dissolving Party to the Company and to the other Shareholder in respect of the Company and its affairs), if the Company were to be placed in liquidation at the time at which the notice of sale of the Sale Shares is deemed to be given, taking into account all other actual and contingent liabilities of the Company and any priority or preferment accorded to any creditor of the Company, whether pursuant to the Loan Agreement, the Security Documents or otherwise, on the basis that such priority or preferment has been validly and effectively granted to the creditor in question and calculated on the basis that all other unsecured or non preferred obligations of the Company rank and shall be paid in priority to the Shareholder Loans; plus

(ii)
the value of the Shares held by the Defaulting Party or Dissolving Party calculated on the same basis as described above, provided that if the value ascribed to the Sale Shares is a negative value, the Transfer Price shall be deemed to be HK$ 1.00 for all of the Sale Shares.

The Transfer Price shall be determined by the auditors for the time being of the Company acting as experts and not as arbitrators and their determination shall be conclusive and binding on both the Defaulting Party or Dissolving Party and the other Shareholders. For the purpose of determining the Transfer Price, the auditors shall obtain valuations of the Vessel from not less than 2 reputable independent shipbrokers practising in the sale and purchase of similar vessels, who shall act as experts and not as arbitrators, and the value of the Vessel for the purpose of such determination shall be the average of the values so obtained. Such valuation shall be made without inspection of the Vessel but an inspection of class records and shall be made on the basis the Vessel is free of any charterparty.
(b)
The costs of determining the Transfer Price shall include the fees and expenses of the said auditors and the said shipbrokers and any expenses incurred by the Company in supplying them with information required by them in order to determine the Transfer Price and shall be paid by the Defaulting Party or Dissolving Party.

15.5
All Shares transferred pursuant to this Clause 15 shall, subject to the Loan Agreement and the Security Documents, be transferred free from all liens, charges and encumbrances whatsoever, and with all rights and benefits attaching thereto at the date of sale.

15.6	If the Defaulting Party or Dissolving Party defaults in transferring the Sale Shares to the other Shareholder, the Company may receive the purchase money and the

Defaulting Party or Dissolving Party shall be deemed to have appointed and does hereby appoint any Director of the Company as the agent of the Defaulting Party or Dissolving Party, as the case may be, to execute a transfer of the Sale Shares to the other Shareholder. Upon the execution of such transfer, the Company shall hold the purchase money in trust for the Defaulting Party or Dissolving Party. The receipt by the Company of the purchase money shall be a good discharge to the other Shareholder and after the other Shareholder’s name has been entered in the register of members of the Company the validity of the proceedings shall not be questioned by any person.
15.7	The other Shareholder shall be entitled to purchase the whole, but not part only, of the Sale Shares.
16	SHARE DISPOSITIONS
16.1
Each Shareholder undertakes to procure that if such Shareholder agrees to transfer all or any of its Shares and its Shareholder Loan to another party and the other Shareholder has consented thereto, the transferee of such Shares and Shareholder Loans shall, before any transfer is presented to the Company or the Board for registration, execute an acknowledgement under seal, covenanting and agreeing to be bound by all the terms and provisions of this Agreement or such of the same as shall be appropriate, as if such transferee were a party hereto in place of such Shareholder (in the case of a transfer of all such Shareholder’s shares and its Shareholder Loan) or in addition to such Shareholder (in the case of a transfer of part of such Shareholder’s shares and its Shareholder Loan) and the Shareholders shall procure that the Directors shall not approve or pass for registration such transfer unless and until the transferee has executed such an acknowledgement.

16.2
If, notwithstanding the provisions of Clause 16.1, a transferee becomes registered as a member of the Company without executing such an acknowledgement the Shareholder which transferred the shares so registered shall, until such an acknowledgement is executed, be deemed to be the holder of such shares for all the purposes of this Agreement.
17	MATTERS REQUIRING SHAREHOLDERS’ APPROVAL
17.1	Except with the prior written approval of all Shareholders, no change shall be made in the nature of the business carried on by the Company and no resolution shall be proposed or passed for:
(a)	the change of the name of the Company;

(b)	the change of the number of directors

(c)	the variation of any rights attaching to the Shares in any way

(d)	consolidate, subdivide, convert, increase or reduce any of its share capital

(e)	carry on any business other than the objectives as stated in Clause 2 hereof

(f)	the entering into of any contract, arrangement or commitment which involves capital expenditure in excess of US$100,000.00

(g)
declare, make or pay any distribution of capital, income and/or dividends to the Shareholders otherwise than in accordance with the proportion to which the number of Shares held by each Shareholder bears to the total number of Shares issued.

(h)	the alteration of the Articles of Association of the Company other than for the purpose of giving effect to the terms and condition of this Agreement;

(i)	the increase of the authorised or issued share capital of the Company;

(j)	the capitalization of any of the profits or reserves of the Company;

(k)	the winding-up of the Company;

(l)	the purchase, sale, acquisition, pledging, mortgaging, hypothecation, charging or other disposal of any major asset of the Company except under the terms and conditions of the Loan Agreement;

(m)	the issue or transfer of debentures, bonds, notes or other securities, whether outright or as security for any debt, liability or obligation of the Company or otherwise;

(n)	the acquisition of, participation in, merger or amalgamation with any body corporate, partnership or the form of legal entity by the Company;

(o)	the establishment of any business for the Company other than as described herein or which is necessarily incidental to the business described herein;

(p)
the termination, variation or amendment of any of the Technical Management Agreement, the Commercial Management Agreement or the Supervision Agreement including the appointment of any person in place of the other party to the relevant agreement;

(q)	the entering into (other than the Charterparty) or variation or termination of any charterparty (including the Charterparty);

(r)	the variation or termination of the Shipbuilding Contract;

(s)	the entering into and/or the variation or termination of the Loan Agreement and/or the Security Documents;

(t)	the incurring by the Company of any indebtedness except in respect of the Loan and Shareholders or otherwise in the ordinary course of business of the Company;
(u)
the sale, transfer, lease, assignment, or other disposals of a material part of the undertaking, property and/or assets of the Company or any contract so to do otherwise than in the ordinary course of its business;

(v)
the granting of any guarantee, indemnity or security or creating any mortgage, charge or encumbrance in respect of any part of the assets or undertaking of the Company which involves an amount greater than US$500,000.00;

(w)	enter into any transaction with any Shareholder otherwise than on normal commercial terms and on an arm’s length basis (save and except for the Shareholder Loans);
(x)
the acquisition, whether by formation or otherwise, of any subsidiary, or the permission of the disposal or dilution of its interest, directly or indirectly, in any subsidiary or acquire shares in any company or the disposition of any shares in any company or acquisition or disposition of any loans or loan capital;

(y)
except as contemplated herein the entering into of any agreements, contracts or other arrangements between the Company and any of the parties hereto or between the Company and any shareholder or direct or indirect affiliate of the parties.

17.2	For the avoidance of doubt the declaration and payment of dividends shall require a resolution passed at a Shareholders meeting as provided in Clause 7.1 subject only to Clause 4.9.
18	SALE OR DISPOSAL OF VESSEL
18.1	Subject as provided in the Shipbuilding Contract, the Loan Agreement and the Security Documents the Vessel shall not be sold unless the Shareholders agree that the Company shall do so.
18.2
In the event of sale, the Shareholders shall endeavour to procure that the Vessel shall be sold on such terms so that the proceeds of sale shall be sufficient to discharge the liabilities of the Company in respect of:

(a)	all sums due in respect of the Loan;

(b)	the Shareholder Loans;

(c)	any indebtedness of the Company to third parties.
18.3
Subject to the terms of the Loan Agreement and the Security Documents, if the Vessel is sold or otherwise disposed of or becomes an actual, constructive, arranged or compromised total loss, the proceeds of such sale, disposal and insurance claim or any compensation payable in respect of such confiscation or requisition shall as between the parties hereto only be applied as follows:-

(a)	first, in payment of all sums due in respect of the Loan;
(b)	secondly, in repayment of any outstanding claims of the third party creditors of the Company;

(c)	thirdly, in repayment of the Shareholder Loans, subject to clause 4.12; and
(d)	fourthly, by way of dividend to the Shareholders or distribution following the dissolution of the Company.
19	TERMINATION
19.1
This Agreement shall terminate when the number of Shareholders falls to one or the Company is wound up by resolution of the Shareholders or by an order of a court, or if a liquidator is otherwise appointed.

19.2	The termination of this Agreement for any reason shall not prejudice or affect any rights or obligations under this Agreement arising prior to termination
20	NOTICES
20.1
All notices, requests, demands and other communications under this Agreement or in connection herewith shall be given or made to or upon the parties in writing delivered personally or by email, registered letter, telex, telegram, facsimile or cable (provided that all facsimile transmissions shall be confirmed by telex or by letter at the time sent) and shall be addressed to the appropriate party at the address set forth below or at such other address or place as such party may designate in writing.

Teekay Tankers Holdings Ltd,
C/O Teekay Tankers Ltd
Suite No. 1778
48 Par-la-Ville Road
Hamilton, HM 11 Bermuda
Telephone: +1 441 298 2530
Facsimile: +1 441 292 3931
Email:

Kriss Investments Company
C/o Wah Kwong Maritime Agency Company Limited
Room 2103 Shanghai Industrial Investment Building
48-62 Hennessy Road, Wanchai, Hong Kong
Telephone: +852 2863 5333-
Telex: 73430 VSHIP HX
Facsimile: +852 2863 5338
Email: wk@wkmt.com.hk
Any notice, request demand or other communication so given or made shall be deemed to have been received, in the case of a telex, telegram, facsimile or cable at the time of dispatch thereof (provided that if the date of dispatch is not a business day in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day), in the case of an email at the time of dispatch of the subsequent fax confirmation and in the case of a letter when delivered personally or 7 days after it has been put in to the post.
21	COSTS AND EXPENSES
21.1	All expenses incurred by a Shareholder in connection with the negotiation and execution of this Agreement shall be borne by that Shareholder.
22	NATURE AND PREVALENCE OF AGREEMENT
22.1
This Agreement and the documents referred to herein embody all the terms and conditions agreed upon between the parties, as to the subject matter of this Agreement and supersede and cancel in all respects all previous letters of intent correspondence, understandings, agreements and undertakings (if any) between the parties with respect to the subject matter hereto whether such be written or oral.

22.2	No provision of this Agreement shall, or shall be deemed to, constitute a partnership or agency between the Shareholders.

22.3
If there is any conflict or inconsistency between any of the terms of the Articles and any of the terms of this Agreement, the terms of this Agreement shall prevail to the extent permitted by law, and, if the Shareholders shall so require, each Shareholder shall vote or cause to be voted the Shares owned by him as necessary so as to cause the Articles of the Company and by-laws, or both, as the case may be, to be amended to resolve such conflict in favour of the provisions of this Agreement.

22.4	This Agreement shall not be amended, supplemented or modified except by written instruments signed or on behalf of all Shareholders.
22.5
The Company is made a party to this Agreement not only for the purpose of taking rights under this Agreement but for the purpose of confirming that it is aware of and will (but only to the extent that it can and is legally permitted to do so) observe the terms of this Agreement.

23	SUCCESSORS AND ASSIGNS
23.1	This Agreement shall be binding upon, and enure for the benefit of, the Shareholders and their respective successors,
23.2	No Shareholder may assign or transfer any of its rights or obligations under this Agreement except as and to the extent provided in this Agreement.
24	LAW AND JURISDICTION
24.1	This Agreement is governed by and shall be construed in accordance with English law.
24.2	Any dispute or difference between the parties hereto in respect of this Agreement shall be submitted to Arbitration in London before a sole arbitrator to be appointed by agreement amongst all the parties hereto or in default of such agreement by the President of The Law Society for the time being.
24.3	A person who is not a party to this Agreement has no right under the Contracts (Right of Third Parties) Act 1999 to enforce or enjoy the benefit of any terms of this Agreement.
25	REPRESENTATIONS AND WARRANTIES
25.1	Each of the parties hereto represents and warrants to the other parties hereto that:
(a)	where it is a corporation:
(i)	it is duly established and validly existing under the laws of its place of incorporation and has the power to carry on the business it now conducts and intends to conduct;
(ii)
it has the corporate capacity to enter into and perform all its obligations under this Agreement and has taken and will take all necessary corporate actions to authorize the execution, delivery and performance of this Agreement and the other documents referred to herein;

(iii)
the execution, delivery and performance by it of this Agreement and the other documents referred to herein will not (i) violate any provisions of any existing law applicable to it or any of its assets, or any documents to which it is party or which is binding on it or any of its assets, or (ii) oblige it to create any encumbrance on the whole or any part of its assets except pursuant to the terms hereof; and

(iv)	its obligations under this Agreement constitute legal, valid and binding obligations of it enforceable in accordance with its terms; and
25.2
Kriss represents and warrants to and covenants with Teekay that Wah Kwong Maritime Transport Holdings Limited shall remain directly as the shareholder of 100% of the issued share capital of Kriss as at the date of this Agreement and throughout the term of this Agreement.

25.3
Kriss confirms that none of the activities contemplated by them or the Company in connection with this Agreement violate or will violate or will cause Teekay to violate any terms of the Foreign Corrupt Practices Act of the United States of America (the “Act”) and Kriss further confirms that it is not, and none of its Associates nor the Company are, a government entity or political party in China and that no officer, director, stockholder, employee, or agent of Kriss or its Associates or the Company is a Foreign Official as such term is defined in the Act.

25.4
Kriss confirms that none of the information it will share with Teekay as a consequence of the activities contemplated by this Agreement is or will be information likely to be classified as state secrets of China or will be provided to Teekay in violation of any state secret law or regulation of China.

26	COMPLETION OF THE TRANSACTION DOCUMENTS
26.1	Completion of the Transaction Documents will take place as soon as practicable and not later than 30 September 2010 in the offices of Kriss in Hong Kong or elsewhere as may be agreed.
26.2	At Completion, the following documents or matters must be accomplished:

(a)
board meetings will be held of the Company to approve all the transactions to which it is to be a party described in Clause 2, to authorise the execution of such documents to which the Company is respectively to be a party and to receive the resignation of such directors and officers of the Company as are to resign and to effect the appointment of such directors and officers of the Company as it is agreed are to be appointed;

(b)
Kriss and Teekay will each provide the other with copies of resolutions of their respective boards approving the transactions described herein authorising the execution of those documents referred to in this Agreement to which they are to be parties;

(c)	the Company and the other relevant parties will execute and deliver the Transaction Documents and all other documents required to be executed hereunder.
IN WITNESS whereof this Agreement has been duly executed on the date first above written.

SIGNED by	)
for and on behalf of	)
TEEKAY TANKERS HOLDINGS LTD.	)
in the presence of:

SIGNED by Mr. George Sze Kwong Chao	)
for and on behalf of	)
KRISS INVESTMENT COMPANY	)
in the presence of	)

SIGNED by	)
for and on behalf of	)
HIGH-Q INVESTMENTS LIMITED
in the presence of:	)

FIRST SCHEDULE
Technical Management Agreement

SECOND SCHEDULE
Commercial Management Agreement
Draft For Discussion Purposes Only
Date [     ] 2010
HIGH-Q INVESTMENTS LIMITED
as Owner
and
[                    ]
as Manager
COMMERCIAL MANAGEMENT AGREEMENT

TABLE OF CONTENTS

1. Appointment	48
2. Management Services	48
3. Manager’s basic obligations	51
4. Information, accounts, statements and reports	52
5. Reimbursement	53
6. Duration of appointment	54
7. Remuneration of manager	57
8. Ratification and indemnity	57
9. Force majeure	58
10. Notices and miscellaneous	58
11. Law and jurisdiction	59

THIS AGREEMENT is made on the [     ] day of [     ] 2010
BETWEEN:-
(1)
HIGH-Q INVESTMENTS LIMTED, a corporation organized and existing under the laws of Hong Kong, having its registered office at Room 2103, 21/F Shanghai Industrial Investment Building, 48-62 Hennessy Road, Wanchai, Hong Kong (the “Owner”);

and
(2)	[ ] (the “Manager”)
WHEREAS:-
(A)	The Owner is the owner of a DWT 319,000 Crude Oil Carrier (the “Vessel”), currently under construction with Shanghai Jiangnan-Changxing Shipbuilding Co., Ltd with Hull No. H1250.
(B)	The Owner wishes to appoint the Manager to act as commercial manager for the Owner in respect of the Vessel on the terms set out below.
NOW IT IS HEREBY AGREED as follows:-

1.	APPOINTMENT
1.01.	The Owner hereby appoints the Manager to be its commercial manager and the commercial manager of the Vessel upon and subject to the terms and conditions of this Agreement.
1.02	The Manager hereby accepts such appointment by the Owner and hereby agrees to act as the commercial manager of the Vessel upon and subject to the terms and conditions of this Agreement.
2.	MANAGEMENT SERVICES
2.01
As from the date specified in Clause 6.01 the Manager shall perform and/or provide, or cause to be performed and/or provided, the management services set out below and shall have power, in the name of the Owner or otherwise on behalf of the Owner, to do and perform all acts, deeds, matters and things which may be necessary or expedient for the performance or provision of all or any of such management services or ancillary thereto or otherwise in relation to the proper and efficient management, operation, trading and sale of the Vessel subject to Clause 2.01(b), inter alia:-

(a)
to negotiate and conclude employment on behalf of the Vessel whether by way of charterparty or contract of affreightment provided the Manager will not have the power to conclude any charterparty on behalf of the Owner whereby the Vessel is let

on demise charter, or voyage charterparty for a duration estimated to exceed [     ] months or on a time charterparty without the approval of the Owner;
(b)	to attend to all matters relating to the administration and fulfilment of any contracts of employment for the Vessel; and
(c)
to provide advice and guidance to the Owner on sale and purchase matters including, but not limited to, identifying suitable vessels for purchasing, performing pre-purchase inspection, change of flag and registration, identifying prospective buyers, drafting and developing appropriate memoranda of agreement, delivering vessels for sale or scrap.

2.02
The Manager shall (without prejudice to the generality of any of the obligations, duties, powers and discretions vested in the Manager under or pursuant to this Agreement) be entitled, and the Owner hereby authorises and empowers the Manager, to:-

(a)
delegate all or part of its duties hereunder (subject to the prior written approval of the Owner) to any person provided that such delegation will not include the power to conclude any charterparty on behalf of the Owner whereby the Vessel is let on demise charter, or voyage charterparty for a duration estimated to exceed [     ] months or on a time charterparty.

(b)	employ such agents or ship or insurance brokers as it deems necessary or expedient (with liberty to appoint any person associated with the Manager in any such capacity);
(c)	open, continue and operate such banking account or accounts as it deems necessary or expedient in connection with the commercial management of the Vessel;
(d)	delegate, subject to the prior written approval of the Owner, any of it obligations, duties, powers, discretions or rights under this Agreement.
(e)	obtain legal advice in relation to disputes or other matters affecting the interests of the Owner in respect of the Vessel; and
(d)
subject to the approval of the Owner, bring and/or defend and/or settle on behalf of the Owner actions, claims, suits or proceedings in connection with the Vessel or any of the matters entrusted to the Manager under or pursuant to this Agreement.

2.03
The Manager may utilise the Vessel within its own cargo requirements or time charter the Vessel to itself and shall trade the Vessel on the same basis as they trade other Vessels of a similar size, flag and description. Where the Vessel is utilised for the Manager’s own internal business, the rate of charterhire and terms of employment shall be fair and reasonable having regard to the market conditions then prevailing, but if the Owner disputes the rates and terms, then the matter shall be referred to a panel of three independent reputable shipbrokers, one each selected by the parties hereto and the third selected by agreement by the two shipbrokers nominated as aforesaid for the purpose of ascertaining the market rate.
2.04
The Manager shall not fix the Vessel on a time charter without first advising the Owner of the proposed terms so that the shareholders of the Owner can have an option to fix the Vessel on the same terms. If the shareholders exercise such option then the Manager shall be obliged to fix with such shareholder(s). This option shall be a continuing right of the Owner and its shareholders exercisable continuously throughout the appointment of the Manager.

3.	MANAGER’S BASIC OBLIGATIONS
3.01	The Manager hereby undertakes at all times during its appointment as the Owner’s commercial manager to use, subject to clause 3.02, its best endeavours to:-
(a)
manage all commercial matters relating to the Vessel efficiently and in accordance with sound ship management practice for the Owner so far as reasonably practicable in accordance with the Owner’s instructions as advised to the Manager from time to time.

(b)	protect and promote the interests of the Owner in all matters directly or indirectly relating to all commercial matters pertaining to the Vessel and the operation, trading and sale of the Vessel; and

(c)	manage all matters relating to the commercial and financial administration of the Vessel.
Provided however that the Manager in the performance of their duties hereunder shall be entitled to have regard to its overall responsibilities in relation to the Vessel as may from time to time be entrusted to its management and in particular, but without prejudice to the generality of the foregoing, the Manager shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstance the Manager in its [absolute] discretion considers to be fair and reasonable.
4.	INFORMATION, ACCOUNTS, STATEMENTS AND REPORTS
4.01
The Manager shall keep proper books, records, accounts and vouchers relating to the commercial management of the Vessel and shall make the same available for inspection and audit on behalf of the Owner at such times as may be mutually agreed.

4.02
The Manager shall regularly each month furnish the Owner within such time limits as shall be agreed, voyage accounts and statements monthly, quarterly, half-yearly and yearly management accounts and statements, including accounts and statements of earning, income and expenditure, and accounts and statements in respect of the Vessel to be established or maintained pursuant to clause 5.03 and shall also furnish to the Owner such other accounts, statements, reports and forecasts or earnings, income expenditure and other matters as the Owner may from time to time reasonably require.

The said quarterly, half-yearly and yearly management accounts and statements shall be on the basis of a calendar year or of the Owner’s financial year, as required by the Owner.
5.	REIMBURSEMENT
5.01
The Manager shall at its own cost and expense, provide all office accommodation, equipment, stationery and staff required for the performance or provision of its services as the commercial manager of the Vessel.

5.02
The Owner shall (in addition to the payment to the Manager of remuneration as provided in Clause 7) reimburse and indemnify the Manager for and in respect of all duly documented and supported disbursements, costs and expenses of whatsoever kind properly and necessarily or reasonably paid, sustained or incurred by the Manager in or about the performance or provision of any of its services under this Agreement and, without prejudice to the generality of the foregoing, the Owner shall so reimburse and indemnify the Manager for an in respect of the following:-

(a)	all agency and sub-agency fees (if any);
(b)
all travelling, accommodation and other costs and expenses or allowances paid or incurred in respect of or paid to any employees or servants of the Manager, in connection with the performance or provision of any of the services under this Agreement;

(c)	all costs and expenses of communications by whatever means other than those directly associated with the day to day employment of the Vessel;
(d)	all expenses to be duly and properly documented and supported with official receipts if applicable;
(e)	all disbursements, costs and expense of whatever kind paid or incurred with the insurance of the Vessel.
6.	DURATION OF APPOINTMENT
6.01
Subject to Clause 6.02, the appointment of the Manager to be the commercial manager of the Vessel under this Agreement shall begin on [     ] OR [     ] months prior to the date of delivery of the Vessel and such appointment shall continue until terminated upon receipt of not less than three (3) months prior written notice by either party to the other.

6.02	Without prejudice to all other legal rights and remedies of either party hereto under or pursuant to this Agreement:-
(a)	the Manager shall be entitled to terminate its appointment hereunder by immediate notice to the Owner if any of the following events occurs:-

(i)	the Owner ceases to be the owner of the Vessel; or
(ii)	the Vessel becomes an actual or constructive or compromised or arranged total loss; or
(iii)	the Vessel is requisitioned for title or any other compulsory acquisition of the Vessel occurs otherwise than by requisition for hire; or
PROVIDED that such termination shall not take place until the date upon which all matters pertaining to the operations, sale, total loss or requisition of the Vessel have been settled and all distributions made to the Owner.
(b)
the Owner shall be entitled to terminate the Manager’s appointment as the commercial manager of the Vessel by immediate notice to the Manager if any moneys payable by the Manager to the Owner for or in respect of which the Manager is accountable to the Owner, whether under or pursuant to this Agreement or otherwise, are not paid or accounted for in full by the Manager to the Owner within a period of thirty (30) days from the date of any demand by the Owner for the payment or for an account thereof.

(c)	either party shall be entitled to terminate the Manager’s appointment as the manager of the Vessel by immediate notice in writing to the other if any of the following events occurs:-

(i)
the other party makes default under any term or provision of this Agreement (other than in respect of the payment or accounting for of any moneys), which is not remedied to the entire satisfaction of the party giving notice within thirty (30) days from the date of notice by such party requesting action to remedy the same; or

(ii)
any licence or permit required to enable either party to perform any of its obligations under or pursuant to this Agreement is wholly or partially revoked, withdrawn, sustained or terminated or expires and is not renewed or otherwise fails to remain in full force, validity and effect and such circumstances as are considered by the party giving notice to be material; or

(iii)
an order is made by an competent court or other appropriate authority or resolution passed by either party for bankruptcy, dissolution or winding-up or for the appointment of a liquidator, receiver or trustee of either party or of all or a substantial part of its assets, save for the purposes of amalgamation or reorganisation (not involving or arising out of insolvency) the terms of which have received the prior written approval of the other party; or

(iv)
either party stops payment to creditors generally, or is unable or admits inability to pay its debts s they fall due, or enters into any composition or other arrangement with its creditors generally, or is adjudicated or found bankrupt or insolvent; or

(v)	either party ceases to carry on business, or a substantial part of the business, properties or assets of either party are seized or appropriated.
7.	REMUNERATION OF MANAGER
7.01
The Manager will receive as remuneration for its services as the manager of the Vessel under this Agreement [a commission of [     ]% on all hire, freight, deadfreight, demurrage earned by the Vessel] OR [an annual basic management fee of USD[     ] [which shall be payable by equal monthly instalments in advance of the first monthly instalment being payable on [     ] and subsequent monthly instalments being payable at monthly intervals thereafter]].

7.02
All payments by the Owner to the Manager under or pursuant to Clause 7.01 shall e without set-off, counterclaim, condition or qualification and free and clear of and without any deduction or withholding whatsoever and shall be made in United States Dollars by deduction by the Manager from the income earned by the Vessel.

8	RATIFICATION AND INDEMNITY
8.01
The Owner hereby ratifies and confirms and agrees to ratify and confirm whatsoever the Manager shall do or purport to do properly, lawfully and without gross negligence under or pursuant to this Agreement.

8.02
The Owner hereby undertakes and agrees that it will indemnify and hold harmless the Manager from and against all actions, claims, demands, suits, proceedings, losses, liabilities, damages, costs, charges and expenses whatsoever, taken, or made by or against the Manager or sustained, suffered or incurred by the Manager in the course of performance or provision of any of the services referred to in this Agreement provided the same do not arise directly or indirectly as a result of gross negligence or wilful default by the Manager hereunder.

9.	FORCE MAJEURE
9.01
Notwithstanding anything to the contrary contained in this Agreement, if either party shall be rendered unable to carry out the whole or any part of its obligations under this Agreement by reason of force majeure, including, but not limited to, acts of God, acts of governmental authorities, strikes, war, riot and any other causes of such nature, then the performance of the obligations under this Agreement of such party as they are affected by such cause shall be excused during the continuance of any liability so caused, but such inability shall so far as possible be remedied with all reasonable despatch.

9.02
Either party suffering any such inability shall promptly notify the other party of the nature of such inability, the action (if any) being taken by such party to remedy such inability and the date (if any) when such party ceases to be under such inability.

10.	NOTICES AND MISCELLANEOUS

10.01
All notices, requests, demands, consents and other communications under this Agreement or in connection herewith shall be given or made to or upon the parties in writing delivered personally or by post or facsimile and shall be addressed to the appropriate party at the address set forth below or at such other address or place as such party may designate in writing:-

To the Owner:
To the Manager:
Any notice, request, demand or other communication so given or made shall be deemed to have been received, in the case of a facsimile transmission at the time of despatch thereof (provided that if the date of despatch is not a business day in the country of the addressed it shall be deemed to have been received at the opening of business on the next such business day) and in the case of a letter when delivered personally or 5 days after it has been put deposited in the post.
10.02	This Agreement is personal to the parties and is not capable of being assigned in whole or in part by either party, unless agreed by the other party.
10.03	None of the provisions of this Agreement shall be deemed to constitute a partnership or joint venture between the parties for any purpose.
11.	LAW AND JURISDICTION

11.01	This Agreement is governed by and shall be construed in accordance with the laws of England and Wales.
11.02
Any dispute or difference between the parties hereto in respect of this Agreement shall be submitted to [Arbitration in London]. If a party wishes a dispute to be resolved by arbitration it will give notice to the other party setting forth particulars of the dispute and nominating a person to act as Arbitrator of the dispute. The dispute shall be referred to a single Arbitrator who shall be appointed by the parties hereto or failing agreement between them by the Chairman for the time being of the London Maritime Arbitrator’s Association. Any such arbitration shall (subject as hereinafter provided) otherwise be in accordance with and subject to the provisions of the Arbitration Act 1996 or any statutory re-enactment or modification thereof for the time being in force.

11.03	A person who is not a party to this Agreement has no right under the Contracts (Right of Third Parties) Act 1999 to enforce or enjoy the benefit of any terms of this Agreement.
IN WITNESS whereof this Agreement has been duly executed on the date first above written.
SCHEDULE
THE VESSEL

Name	:

Date built	:

Name of builder	:

Flag of Registry	:

Net tonnage	:

Gross tonnage	:

Classed	:

SIGNED by	)
for and on behalf of	)
)
in the presence of:	)

SIGNED by	)
for and on behalf of	)
)
in the presence of:	)

THIRD SCHEDULE
Supervision Agreement

FOURTH SCHEDULE
Shipbuilding Contract

FIFTH SCHEDULE
Shareholder Loan Agreement
Draft For Discussion Purposes Only
Dated [     ] 2010
HIGH-Q INVESTMENTS LIMITED
(as Borrower)
and
[     ]
(as Lender)
(i) SHAREHOLDER LOAN AGREEMENT

THIS SHAREHOLDERS’ LOAN AGREEMENT is made this [     ] day of March 2010
BETWEEN
(1)
HIGH-Q INVESTMENTS LIMITED, a company incorporated under the laws of Hong Kong and having its registered office at Room 2103, 21st Floor, Shanghai Industrial Investment Building, 48-62 Hennessy Road, Wanchai, Hong Kong (“Borrower”) and

(2)	[ ], a company incorporated under the laws of the Marshall Islands and havings its correspondence address at [ ] (“Lender”)
WHEREAS:
The Lender holds 50% of the issued share capital of the Borrower and has agreed to provide an unsecured subordinated loan to the Borrower on the terms set out below.
IT IS HEREBY AGREED AS FOLLOWS:
1.	DEFINITIONS
1.01	In this Agreement the following expressions except where the context otherwise requires, have the following meanings:-

1.1	“Agreement”	means this Loan Agreement as originally executed and as may be amended/supplemented from time to time;

1.2	“Business Day”	means a day on which commercial banks are open for business in Hong Kong and [ ];

1.3	“Event of Default”	means any one of the events of default mentioned in Clause 6 hereof;

1.4	“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China;

1.5	“Indebtedness”	means the Loan and all other moneys due or to become due from the Borrower to the Lender under this Agreement; and

1.6	“Loan”	means the sum of USD[ ] made available to the Borrower hereunder.

1.7	“USD” or “US$”	means the lawful currency of the United States of

America
2.	THE OBLIGATIONS OF THE LENDER AND THE BORROWER
2.01	Subject to the terms and conditions of this Agreement, the Lender agrees to advance the Loan to the Borrower
2.02
In consideration of the Lender to advancing the Loan under this Agreement, the Borrower hereby covenants with the Lender that the Borrower will pay to the Lender the Indebtedness in the manner and at the time provided for payment herein.

3.	REPAYMENT
3.01
The Borrower shall repay the Loan in the manner as and when the Lender by notice in writing to the Borrower declares that the Indebtedness and all other sums owing or payable hereunder or any part thereof have become due and payable, whereupon the same shall become due and payable within 3 Business Days from the date of the written notice. The giving of notice by the Lender is subject to clause 4.9 of the Shareholder Agreement dated [     ] made between the Borrower, the Lender and [___].

4.	REPRESENTATIONS AND WARRANTIES
4.01
The Borrower hereby represents and warrants to the Lender that the Borrower is a company duly incorporated with limited liability and in good standing under the laws of Hong Kong and has full power to carry on its business as it is now being conducted.

4.02
The Borrower warrants to the Lender that the Borrower has the power and authority to enter into and comply with the terms of this Agreement and that the payment obligations of the Borrower will at all times rank at least pari passu with its other unsecured indebtedness.

5.	EVENTS OF DEFAULT
5.01	Each of the following events shall be an Event of Default:-
(i)
if the Borrower shall fail to pay the Indebtedness hereunder or any part thereof on the date on which the same is due and payable, or in the case of any sum expressed to be payable on demand, forthwith upon any such demand for the payment thereof being made; or

(ii)	if the Borrower shall fail to perform or observe any of its other obligations hereunder;
(iii)	if in respect of the Borrower:-
(a)	any order shall be made by a court or other appropriate authority or any resolution shall be passed for bankruptcy, liquidation, winding up or dissolution of any of them;

(b)	a distress or execution shall be levied or enforced upon against any of their properties or assets;
(c)	any of them shall stop payment to creditors generally or shall be unable to pay their respective debts;
5.02	The Borrower shall notify the Lender forthwith in writing of any occurrence of an Event of Default or any event which might constitute an Event of Default.
5.03
The Lender may at any time after the happening of an Event of Default by notice in writing to the Borrower declare that the Indebtedness and all other sums owing or payable hereunder have become immediately due and payable, whereupon the same shall become immediately due and payable.

6.	FEES, COSTS AND EXPENSES
6.01	The Borrower shall pay or reimburse to the Lender on demand:
(i)	all reasonable expenses (including legal expenses on a full-indemnity basis) incurred by the Lender in connection with the preparation, negotiation and enforcement of this Agreement; and
(ii)	all stamp and other duties and taxes (if any) to which this Agreement may be subject; and
(iii)
all costs, charges and expenses (including legal expenses) incurred, and all payments made, by the Lender in the lawful exercise of the powers hereby conferred upon the Lender or in connection with any action taken by the Lender in suing for or recovering any sum due from the Borrower hereunder.

7.	NOTICES AND SERVICE OF PROCEEDINGS
7.01
Any notice or certificate required to be given by the Borrower to the Lender or by the Lender to the Borrower shall be in writing and shall be deemed to have been so given if addressed to the respective addressee at its address as hereinbefore mentioned or such other address as may from time to time be notified by the Borrower to the Lender or vice-versa.

7.02
Any notice delivered personally shall be deemed to have been given at the time of such delivery. Any notice despatched by letter postage prepaid shall be deemed to have been given seven (7) Business Days after posting. Any notice sent by facsimile transmission shall be deemed to have been given at the time of despatch.

8.	MISCELLANEOUS

8.01
No provisions hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge or termination is sought.

8.02	Any failure or delay by the Lender to exercise any of its rights hereunder shall not constitute waiver thereof nor shall any course of dealing constitute waiver or estoppel.
8.03 The Borrower shall not assign the benefit or burden of this Agreement.
9.	APPLICABLE LAW AND JURISDICTION
9.01
This Agreement is governed by and shall be construed in accordance with the laws of England and Wales. Any dispute or difference between the parties hereto in respect of this Agreement shall be submitted to [Arbitration in London].

9.02	A person who is not a party to this Agreement has no right under the Contracts (Right of Third Parties) Act 1999 to enforce or enjoy the benefit of any terms of this Agreement.
IN WITNESS whereof the parties hereto have duly executed this Agreement the day and year first above written.

EXECUTION PAGE

THE BORROWER
SIGNED by	)
for and on behalf of	)	Director
HIGH-Q INVESTMENTS LIMITED	)
in the presence of:	)

THE LENDER
SIGNED by	)
) )
in the presence of:	)

SIXTH SCHEDULE
Charterparty Agreement